Exhibit 99.1

MAP Pharmaceuticals Reports 2009 Fourth Quarter and Year End Financial Results

MOUNTAIN VIEW, Calif., March 2, 2010 /PRNewswire-FirstCall/—MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced financial results for the fourth quarter and year ended December 31, 2009.

The net loss for the fourth quarter ended December 31, 2009 was $13.4 million compared to $21.8 million during the same period in 2008. The net loss for the year ended December 31, 2009 was $9.0 million compared to $72.9 million for the year ended December 31, 2008.

MAP Pharmaceuticals had $65.8 million in cash and cash equivalents as of December 31, 2009. Additionally, in January 2010, the company received net proceeds of approximately $19.7 million pursuant to an equity line of credit common stock purchase agreement with Azimuth Opportunity, Ltd.

“With our strong Phase 3 clinical results and recent notification from the FDA that a second pivotal efficacy trial will not be required, we have made significant progress towards our goal of bringing LEVADEX to many of the approximately 30 million migraine sufferers in the U.S., including many who are not helped by currently available migraine therapies,” said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. “We remain focused on completing patient treatment in the remaining safety, pharmacokinetics and pharmacodynamics trials this year to support our planned NDA filing.”

2009 and 2010 Year-to-Date Accomplishments and Upcoming Milestones

LEVADEX™ (formerly known as MAP0004)

•

Met all four primary endpoints in the efficacy portion of FREEDOM-301, the first Phase 3 clinical trial of LEVADEX for the potential acute treatment of migraine. Additional endpoints showed that LEVADEX provided rapid and sustained pain relief for up to 48 hours.

•

Completed a planned six month interim safety review of the open-label, long-term safety extension of FREEDOM-301, with no drug-related serious adverse events reported. The trial is continuing as planned.

•

Received notification from the U.S. Food and Drug Administration that a second pivotal efficacy study is not required for the LEVADEX new drug application (NDA) submission. The remaining clinical trials needed for NDA submission include the ongoing open-label, long-term safety extension trial, a pharmacokinetics (PK) trial and a pharmacodynamics (PD) trial. The company anticipates that patients in these trials will complete treatment in 2010.

•	Initiated the PK trial in smokers and non-smokers.

•	Anticipate initiating the PD trial in the first half of 2010.

•

Presented additional analysis of FREEDOM-301 at the 14th Congress of the International Headache Society showing the potential of LEVADEX to effectively treat acute migraine as well as a broad spectrum of migraine, including subpopulations that are resistant to current treatments such as triptans.

•

Published results from an in vitro study of LEVADEX exploring the potential mechanisms by which the PK and PD of the compound may produce fewer adverse events than those seen in intravenous dihydroergotamine in Headache: The Journal of Head and Face Pain.

Corporate

•	Raised gross proceeds of $34 million in a common stock offering.

•

Secured a committed equity financing facility under which the company may sell up to $60 million of its common stock to Azimuth Opportunity Ltd, and raised gross proceeds of $20 million through this facility.

•	Received $54 million pursuant to the license agreement with former partner AstraZeneca.

•

Appointed Alan Petro as Vice President, Manufacturing and Technical Operations—a key hire as the Company prepares for the potential commercialization of LEVADEX. Mr. Petro brings more than 25 years of product/process development and manufacturing operations experience.

Fourth Quarter and 2009 Year End Financial Results

Revenues for the fourth quarter and year ended December 31, 2009 were $2.8 million and $54.2 million, respectively, compared to $0 for the same periods in 2008. Revenue for fiscal 2009 was due to a $40.0 million upfront payment and reimbursements of development expenses for Unit Dose Budesonide (UDB), the company’s nebulized pediatric asthma product candidate, pursuant to the license agreement with AstraZeneca AB. This license agreement was terminated on July 8, 2009, and all development expense reimbursements have been received as of December 31, 2009.

Research and development (R&D) expenses for the fourth quarter ended December 31, 2009 were $12.4 million, compared to $17.7 million for the same period in 2008. The decrease in R&D expenses for the fourth quarter ended December 31, 2009 as compared to the same period in 2008 was driven primarily by a decrease in clinical and other related expenses to support the UDB Phase 3 clinical program as a result of suspending the development of UDB in the third quarter of 2009, partially offset by an increase in other project related expenses and an increase in clinical and other related expenses to support the LEVADEX Phase 3 clinical program.

R&D expenses for the year ended December 31, 2009 were $48.0 million, compared to $59.3 million for the year ended December 31, 2008. The decrease in R&D expenses for the year ended December 31, 2009 as compared to the year ended December 31, 2008 was driven primarily by a decrease in clinical and other related expenses to support the UDB Phase 3 clinical program as a result of suspending the UDB program, partially offset by an increase in clinical and other related expenses to support the LEVADEX Phase 3 clinical program and an increase in personnel related expenses.

Sales, general and administrative (SG&A) expenses for the fourth quarter ended December 31, 2009 were $3.3 million compared to $3.7 million for the same period in 2008. The decrease in SG&A expenses for the fourth quarter ended December 31, 2009 as compared to the same period in 2008 was related primarily to a decrease in professional services, partially offset by an increase in personnel related expenses.

SG&A expenses for the year ended December 31, 2009 were $13.1 million compared to $13.4 million for the year ended December 31, 2008. The decrease in SG&A expenses for the year ended December 31, 2009 as compared to the year ended December 31, 2008 was related primarily to a decrease in professional services, partially offset by an increase in stock-based compensation and an increase in personnel related expenses.

MAP Pharmaceuticals had cash, cash equivalents and short-term investments of $65.8 million as of December 31, 2009, compared to $44.7 million as of December 31, 2008. For the fourth quarter and year ended December 31, 2009, non-cash share-based compensation and depreciation was approximately $1.5 million and $6.4 million, respectively. Additionally, in January 2010, the company received net proceeds of approximately $19.7 million from drawing down on an equity line of credit pursuant to the common stock purchase agreement with Azimuth signed on November 11, 2009.

2010 Financial Outlook

MAP Pharmaceuticals’ financial outlook is based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements.”

In 2010 the company currently anticipates operating expenses, excluding non-cash share-based compensation and depreciation to be approximately $42 to $46 million. In addition, the company currently anticipates capital expenditures to be approximately $3 to $4 million. As previously disclosed, the company has loan payments of approximately $8 million in 2010 related to a working capital loan.

About MAP Pharmaceuticals

MAP Pharmaceuticals is dedicated to developing and commercializing new therapies for patients suffering from conditions that are not adequately treated by currently available medicines. The company is developing LEVADEX inhaled therapy for the potential treatment of migraine and has reported positive results from the efficacy portion of its Phase 3 trial of LEVADEX. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals’ LEVADEX product candidate, and MAP Pharmaceuticals’ expected cash requirements during 2010 described above. Actual results may differ materially from current expectations based on risks and uncertainties affecting the company’s business, including, without limitation, risks and uncertainties relating to the enrollment, conduct and completion of clinical trials, failure to achieve favorable clinical outcomes and to have the company’s LEVADEX product candidate approved for commercial use and risks related to MAP Pharmaceuticals’ future financial results. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Annual Report on Form 10-K for the year ended December 31, 2008, as amended, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Chief Financial Officer of MAP Pharmaceuticals, Inc., (650) 386-3107; or media, Nicole Foderaro of WCG, (415) 946-1058, nfoderaro@wcgworld.com.

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$65,776	$44,710
Other current assets	620	805

Total current assets	66,396	45,515
Property and equipment, net	4,164	5,007
Other assets	126	28
Restricted investment	310	310

Total assets	$70,996	$50,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$14,484	$17,076
Current portion of debt	7,283	6,348

Total current liabilities	21,767	23,424
Debt, less current portion	7,337	14,229
Other liabilities	90	60

Total liabilities	29,194	37,713

Total stockholders’ equity	41,802	13,147

Total liabilities and stockholders’ equity	$70,996	$50,860

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Collaboration revenue	$2,764	$—	$54,166	$—

Operating expenses:
Research and development	12,381	17,663	47,996	59,277
Sales, general and administrative	3,297	3,732	13,139	13,417

Total operating expenses	15,678	21,395	61,135	72,694

Loss from operations	(12,914)	(21,395)	(6,969)	(72,694)

Other expense, net	(453)	(413)	(2,028)	(234)

Net loss	$(13,367)	$(21,808)	$(8,997)	$(72,928)

Net loss per share attributed to common stockholders
Basic	$(0.54)	$(1.07)	$(0.41)	$(3.58)

Diluted	$(0.54)	$(1.07)	$(0.41)	$(3.58)

Weighted-average common shares used in computing net loss per share
Basic	24,583,456	20,475,587	22,194,686	20,350,367

Diluted	24,583,456	20,475,587	22,194,686	20,350,367